Independent Auditors' Consent

The Board of Directors

Ladish Co., Inc.:

We consent to the incorporation by reference in the registration statement (No. 0-23539) on Form 10-K of Ladish Co., Inc. (the "Company") of our report dated October 30, 2002, with respect to the consolidated balance sheets of the Company as of December 31, 1999, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K/A of the Company.


/s/  KPMG LLP

KPMG LLP

Milwaukee, Wisconsin
October 30, 2002










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